As filed with the Securities and Exchange Commission on October 16 , 2012

Registration No. 333-183775

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2 to

Form F-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

COLLABRIUM JAPAN ACQUISITION CORPORATION

(Exact name of registrant as specified in its charter)

British Virgin Islands	6770	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

c/o Collabrium Advisors LLP
16 Old Bond Street
London W1S 4PS
44-20-7408-4710
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Koji Fusa, Chief Executive Officer
c/o Collabrium Advisors LLP
16 Old Bond Street
London W1S 4PS
44-20-7408-4710
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

David Alan Miller, Esq. Jeffrey M. Gallant, Esq. Graubard Miller 405 Lexington Avenue, 19th Floor New York, New York 10174 (212) 818-8800 (212) 818-8881 — Facsimile	Simon Schilder, Esq. Ogier Qwomar Complex, 4th Floor PO Box 3170 Road Town, Tortola British Virgin Islands VG11110 +1 284 494 0545 + 1 284 494 0883 — Facsimile	Douglas S. Ellenoff, Esq. Stuart Neuhauser, Esq. Ellenoff Grossman & Schole LLP 150 East 42nd Street, 11th Floor New York, New York 10017 (212) 370-1300 (212) 370-7889 — Facsimile

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Units, each consisting of one ordinary share, no par value, and one Warrant(2)	4,600,000	$10.00	$46,000,000	$5,271.60
Ordinary Shares included as part of the Units(2)	4,600,000	—	—	—	(3)
Warrants included as part of the Units(2)	4,600,000	—	—	—	(3)
Representative’s Unit Purchase Option	1	$100.00	$100	—	(3)
Units underlying the Representative’s Unit Purchase Option (“Representative’s Units”)	400,000	$15.00	$6,000,000	$687.60
Ordinary Shares included as part of the Representative’s Units	400,000	—	—	—	(3)
Warrants included as part of the Representative’s Units	400,000	—	—	—	(3)
Total			$52,000,100	$5,959.20	(4)

(1)	Estimated solely for the purpose of calculating the registration fee.

(2)	Includes 600,000 units, 600,000 ordinary shares underlying such units and 600,000 warrants underlying such units, which may be issued on exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(3)	No fee pursuant to Rule 457(g).

(4)	Filing fee previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This amendment is being filed solely to include an exhibit to the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers.

British Virgin Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers, directors, key employers and/or advisors except to the extent any such provision may be held by the British Virgin Islands court to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our memorandum and articles of association provide for indemnification of our officers, directors, key employers and/or advisors for any liability incurred in their capacities as such, except through their own fraud or willful default.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 7. Recent Sales of Unregistered Securities.

In February and April, 2012, our initial shareholders purchased an aggregate of 1,533,333 ordinary shares for an aggregate offering price of $25,000 at an average purchase price of approximately $0.02 per share. In August 2012, Koji Fusa and Hiroshi Tamada transferred an aggregate of 55,556 founder shares to Collabrium Capital (Guernsey) Limited and an aggregate of 141,975 founder shares to Timothy Duffy at the same price originally paid for them. The founder shares held by our initial shareholders include an aggregate of 200,000 shares subject to forfeiture, pro rata, to the extent that the underwriters’ over-allotment option is not exercised in full. Such securities were issued in connection with our organization pursuant to the exemption from registration contained in Regulation S of the Securities Act.

In addition, our initial investors have committed to purchase from us an aggregate of 3,600,000 insider warrants at $0.75 per warrant (for an aggregate purchase price of $2,700,000). These purchases will take place on a private placement basis simultaneously with the consummation of our initial public offering. These issuances will be made pursuant to the exemption from registration contained in Regulation S of the Securities Act.

No underwriting discounts or commissions were paid with respect to such sales.

Item 8. Exhibits and Financial Statement Schedules.

(a)	The following exhibits are filed as part of this Registration Statement:

EXHIBIT INDEX

Exhibit No.	Description
1.1	Form of Underwriting Agreement *
3.1	Memorandum and Articles of Association*
3.2	Form of Amended and Restated Memorandum and Articles of Association *
4.1	Specimen Unit Certificate*
4.2	Specimen Ordinary shares Certificate*
4.3	Specimen Warrant Certificate*
4.4	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant *
4.5	Form of Unit Purchase Option*
5.1	Form of Opinion of Ogier
5.2	Opinion of Graubard Miller*
10.1	Form of Promissory Note issued to each of Andrew Williams, Koji Fusa and Hiroshi Tamada*
10.2	Form of Letter Agreement between the Registrant, the Initial Shareholders and Officers and Directors of Registrant*
10.3	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant*
10.4	Form of Registration Rights Agreement among the Registrant, the Initial Shareholders and the Initial Investors*
10.5	Form of Administrative Services Agreement*
10.6	Form of Subscription Agreement for Insider Warrants*
14	Form of Code of Ethics*
23.1	Consent of Marcum LLP *
23.2	Consent of Ogier (included in Exhibit 5.1)
23.3	Consent of Graubard Miller (included on Exhibit 5.2)*
24	Power of Attorney (included in signature page)
99.1	Audit Committee Charter*
99.2	Nominating Committee Charter*
99.3	Confidential Draft #1 of Registration Statement*
99.4	Confidential Draft #2 of Registration Statement*

*	Previously filed.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)  The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)  The undersigned registrant hereby undertakes that:

(1)  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)  The undersigned hereby undertakes to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to Item 512(a)(4) of Regulation S-K and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 16 th day of October , 2012.

COLLABRIUM JAPAN ACQUISITION CORPORATION

/s/ Koji Fusa
By: Koji Fusa Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Andrew Williams and Koji Fusa his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments (including any amendments thereto filed pursuant to Rule 462(b) and otherwise) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacity and on the dates indicated.

Name	Position	Date

/s/ Andrew Williams Andrew Williams	Chairman of the Board	October 16 , 2012

/s/ Koji Fusa Koji Fusa	Chief Executive Officer and Director (Principal Executive Officer and Principal Financial and Accounting Officer)	October 16 , 2012

/s/ Hiroshi Tamada Hiroshi Tamada	Director	October 16 , 2012

Authorized Representative in the United States:

Graubard Miller

By:	/s/ Jeffrey M. Gallant Name: Jeffrey M. Gallant Title: Partner Date: October 16 , 2012

EXHIBIT INDEX

Exhibit No.	Description
1.1	Form of Underwriting Agreement *
3.1	Memorandum and Articles of Association*
3.2	Form of Amended and Restated Memorandum and Articles of Association *
4.1	Specimen Unit Certificate*
4.2	Specimen Ordinary shares Certificate*
4.3	Specimen Warrant Certificate*
4.4	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant *
4.5	Form of Unit Purchase Option*
5.1	Form of Opinion of Ogier
5.2	Opinion of Graubard Miller*
10.1	Form of Promissory Note issued to each of Andrew Williams, Koji Fusa and Hiroshi Tamada*
10.2	Form of Letter Agreement between the Registrant, the Initial Shareholders and Officers and Directors of Registrant*
10.3	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant*
10.4	Form of Registration Rights Agreement among the Registrant, the Initial Shareholders and the Initial Investors*
10.5	Form of Administrative Services Agreement*
10.6	Form of Subscription Agreement for Insider Warrants*
14	Form of Code of Ethics*
23.1	Consent of Marcum LLP *
23.2	Consent of Ogier (included in Exhibit 5.1)
23.3	Consent of Graubard Miller (included on Exhibit 5.2)*
24	Power of Attorney (included in signature page)
99.1	Audit Committee Charter*
99.2	Nominating Committee Charter*
99.3	Confidential Draft #1 of Registration Statement*
99.4	Confidential Draft #2 of Registration Statement*

*	Previously filed.